Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to Employment Agreement, effective as of November 20, 2007, is entered into by and between A-G GEOPHYSICAL PRODUCTS, INC., a Texas corporation (the “Company”), and Michael C. Hedger (“Hedger”).

WITNESSETH:

WHEREAS, the Company and Hedger entered into an Employment Agreement effective as of July 1, 2004 (the “Employment Agreement”), in connection with the employment by the Company of Hedger; and

WHEREAS, the Company and Hedger desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Hedger agree as follows:

1. Paragraph 9(B)(ii) is hereby amended and restated in its entirety as follows:

(ii) pay to Hedger any and all sums which would have become payable to Hedger under this Agreement during the three (3) year period following the date of such termination (the “Severance Period”). Said sums are sometimes hereinafter referred to as the “Severance Period Payments”. The Severance Period Payments shall be paid in a lump sum within 30 days after such termination or, if applicable, the time specified in Paragraph 18(j). The Severance Period Payments shall be computed based upon (a) the then base salary and (b) commissions based upon the average of the commissions paid to Hedger during the three fiscal years preceding the date of such termination. Said lump sum amount shall be computed without any discount for present value.

2. The Employment Agreement is hereby amended by adding the following Paragraph 18(j) after Paragraph 18(i):

(j) Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Hedger’s employment which are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be delayed for six months following such termination of employment if Hedger is a Specified Employee (as defined below) on the date of his termination of employment. Any payment due within such six-month period shall be delayed to the end of such six-month period. The Company will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The Company will pay the adjusted payment at the beginning of the seventh month following Hedger’s termination of employment. In the event of Hedger’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Hedger’s death occurs. For purposes of this Agreement, a “Specified Employee” shall mean an employee of the Company who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A-1(j). In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(2).

3. Except as amended by this Amendment, the Employment Agreement shall remain unaffected and in full force and effect.

4. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

A-G GEOPHYSICAL PRODUCTS, INC.

By:	/s/ Raymond M. Soto
Name:	Raymond M. Soto
Title:	Chairman of the Board

/s/ Michael C. Hedger
Michael C. Hedger

GUARANTEE BY BOLT

Bolt Technology Corporation hereby confirms that its guarantee of the performance of A-G Geophysical Products, Inc. attached to the Employment Agreement between Michael Hedger and A-G Geophysical Products, Inc., effective as of July 1, 2004, shall apply to said Employment Agreement as amended by the foregoing amendment.

Dated as of November 20, 2007

BOLT TECHNOLOGY CORPORATION

By:	/s/ Raymond M. Soto
Name:	Raymond M. Soto
Title:	Chairman of the Board

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